Exhibit 99.2

Introduction to the unaudited pro forma
condensed consolidated financial statements of American Midstream Partners, LP
The unaudited pro forma condensed consolidated financial statements present the impact on American Midstream Partners, LP's (collectively with its consolidated subsidiaries, the “Partnership”) results of operations and financial position attributable to i) the acquisition of certain midstream assets from affiliates of Quantum Resource Management, LCC (“Quantum”) pursuant to the Purchase and Sale Agreement dated as of July 2, 2012 (the “Chatom PSA”) with an effective date for accounting purposes of July 1, 2012.
Pursuant to the Chatom PSA Agreement, the Partnership acquired an 87.4% ownership interest in Chatom processing and fractionation plant and associated gathering infrastructure, collectively known as the “Chatom Assets” which are located in Washington County, Alabama, approximately 15 miles from the Partnership's Bazor Ridge processing plant in Wayne County, Mississippi, and consists of a 25 MMcf/d refrigeration processing plant, a 1,900 Bbl/d fractionation unit, a 160 long-ton per day sulfur recovery unit, and a 29-mile gas gathering system. The consideration paid by the Partnership consisted of approximately $51 million in cash, which was funded under borrowings under the Partnership's revolving credit facility. The credit facility provides for a maximum borrowing equal to the lesser of (i) $200 million or (ii) 4.50 times adjusted consolidated EBITDA. We may elect to have loans under the credit facility bear interest either at a Eurodollar-based rate plus a margin ranging from 2.25% to 3.50% depending on our total leverage ratio then in effect, or a base rate which is a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate", and (c) the Eurodollar Rate plus 1.00% plus a margin ranging from 1.25% to 2.50% depending on the total leverage ratio then in effect. The Partnership also pays a commitment fee of 0.50% per annum on the undrawn portion of the revolving loan. On July 1, 2012, the weighted average interest rate on borrowings under the credit facility was approximately 3.88%.
The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2012 are based upon the historical consolidated financial statements of the Partnership and the historical financial statements of the Chatom Assets.
The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2012 have been prepared as if the Chatom Assets were acquired on January 1, 2011. The unaudited pro forma condensed consolidated statements of operations have been prepared based on the assumption that the Partnership will continue to be treated as a partnership for U.S. federal and state income tax purposes and therefore will not be subject to U.S. federal income taxes or state income taxes. The unaudited pro forma condensed consolidated statement of operations have also been prepared based on certain pro forma adjustments, as described in
Note 2 - Pro forma adjustments.
The following statement of operations qualified in their entirety by reference to and should be read in conjunction with such historical financial statements and related notes contained in those reports: (i) Chatom Assets' historical financial statements set forth in Exhibit 99.2 of the Current Report on Form 8-K/A dated September 11, 2012 as of and for the six months ended June 30, 2012 (unaudited) and as of and for the year ended December 31, 2011; (ii) the Partnership's unaudited historical consolidated financial statements set forth in its Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2012, as filed with the Securities and Exchange Commission (“SEC”); and (iii) the Partnership's audited historical consolidated financial statements as of and for the year ended December 31, 2011 as filed with the SEC.
The pro forma adjustments reflected in the pro forma condensed consolidated statement of operations is based upon currently available information and certain assumptions and estimates; therefore, the actual effects of these transactions will differ from the pro forma adjustments. However, the Partnership's management considers the applied estimates and assumptions to provide a reasonable basis for the presentation of the significant effects of certain transactions that are expected to have a continuing impact on the Partnership. In addition, the Partnership's management considers the pro forma adjustments to be factually supportable and to appropriately represent the expected impact of items that are directly attributable to the acquisition of the Chatom Assets by the Partnership.
The pro forma adjustments included in the unaudited pro forma condensed consolidated statement of operations reflect the Chatom Assets, including the following significant transactions:
Chatom Assets:

a.	The elimination of transaction costs included in the historical financial statements of the Partnership which are directly related to the Chatom Assets acquisition.

b.
The inclusion of the estimated additional depreciation expense, calculated on a straight-line basis over useful lives of 10 to 40 years, associated with allocated purchase price of net assets acquired during the respective period.

c.	The inclusion of interest expense on the Partnership's approximately $51 million of borrowings under the Partnership's revolving credit facility which bears a variable rate of 3.88% at July 1, 2012 to finance the Chatom Assets acquisition.

d.	To reflect the non-controlling interest holders' proportionate share of the equity of the Chatom Assets and proportionate share of the earnings of 12.6%.
The unaudited pro forma condensed statement of operations is not necessarily indicative of the results that would have occurred if the Partnership had acquired the Chatom Assets on the dates indicated nor are they indicative of the future operating results of the Partnership.

AMERICAN MIDSTREAM PARTNERS, LP
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2012
(unaudited, in thousands except earnings per unit)

	Partnership Historical	Chatom Assets Historical	Pro Forma Adjustments		Partnership Pro Forma
Revenue	$148,363	$35,756	—		$184,119
Unrealized gain (loss) on commodity derivatives	1,732	—	—		1,732
Total revenue	150,095	35,756	—		185,851
Operating expenses:
Purchases of natural gas, NGLs and condensate	107,348	28,409	—		135,757
Direct operating expenses	12,031	2,734	—		14,765
Selling, general and administrative expenses	10,676	896	(478)	a	11,094
Equity compensation expense	1,272	—	—		1,272
Depreciation and accretion expense	15,819	254	538	b	16,611
(Gain) loss on sale of assets, net	(126)	—	—		(126)
Total operating expenses	147,020	32,293	60		179,373
Operating income (loss)	3,075	3,463	(60)		6,478
Other income (expenses):
Interest expense	(3,083)	—	(992)	c	(4,075)
Net income (loss)	$(8)	$3,463	$(1,052)		$2,403
Net income (loss) attributable to non-controlling interests	$249	—	$436	d	$685
Net income (loss) attributable to the Partnership	$(257)				$1,718
General partner’s interest in net income (loss)	$(5)				$34
Limited partners’ interest in net income (loss)	$(252)				$1,683
Weighted average number of units used in computation of limited partners’ net income (loss) per unit (basic)	9,103				9,103
Limited partners’ net income (loss) per unit (basic)	(0.03)				0.18
Weighted average number of units used in computation of limited partners’ net income (loss) per unit (diluted)	9,103				9,269
Limited partners’ net income (loss) per unit (diluted)	(0.03)				0.18

See accompanying notes to unaudited pro forma condensed consolidated financial statement.

Notes to the unaudited pro forma condensed consolidated financial statements of
American Midstream Partners, LP
1. Basis of presentation
The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of the Partnership and the historical financial statements of the Chatom Assets. The unaudited pro forma condensed consolidated financial statements present the impact of the acquisitions of the Chatom Assets which are described in the introduction to the unaudited pro forma condensed consolidated financial statements, on the Partnership's results of operations, and present the impact of the Chatom Assets on the unaudited pro forma condensed statement of operations.
2. Pro forma adjustments
The following adjustments for the Partnership have been prepared as if the acquisition of the Chatom Assets occurred on January 1, 2011 in the case of the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2012:

a.	The elimination of transaction costs included in the historical financial statements of the Partnership which are directly related to the Chatom Assets acquisition.

b.
The inclusion of the estimated additional depreciation expense, calculated on a straight-line basis over useful lives of 10 to 40 years, associated with allocated purchase price of net assets acquired during the respective period.

c.
The inclusion of interest expense on the Partnership's approximately $51 million of borrowings under the Partnership's revolving credit facility which bears a variable rate of 3.88% at July 1, 2012 to finance the Chatom Assets acquisition.

d.	To reflect the non-controlling interest holders' proportionate share of the equity of the Chatom Assets and proportionate share of the earnings of 12.6%.
3. Pro forma net income (loss) per limited common and general partner unit
Net income (loss) is allocated to the general partner and the limited partners (common unit holders) in accordance with their respective ownership percentages, after giving effect to incentive distributions paid to the general partner. Basic and diluted net income (loss) per limited partner common unit is calculated by dividing limited partners' interest in net income (loss) by the weighted average number of outstanding limited partner common units during the period.
Unvested share-based payment awards that contain non-forfeitable rights to distributions (whether paid or unpaid) are classified as participating securities and are included in our computation of basic and diluted net income per limited partner unit.
We compute earnings per unit using the two-class method. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of our agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.
The two-class method does not impact our overall net income or other financial results; however, in periods in which aggregate net income exceeds our aggregate distributions for such period, it will have the impact of reducing net income per limited partner unit. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though we make distributions on the basis of available cash and not earnings. In periods in which our aggregate net income does not exceed our aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings per limited partner unit.